A. O. SMITH CORPORATON
NEWS RELEASE		For further information contact:

MEDIA INQUIRIES: Edward J. O'Connor 414-359-4100	ANALYST/INVESTOR INQUIRES: Craig Watson 414-359-4009	A. O. Smith Corporation P.O. Box 245008 Milwaukee, WI 53224-9508 414-359-4000 NYSE: AOS

FOR IMMEDIATE RELEASE
January 15, 2004

A. O. Smith names Martin to board of directors

        Milwaukee, Wis. — A. O. Smith Corporation (AOS-NYSE) today elected Dennis J. Martin, the chairman, president, and chief executive officer of General Binding Corporation, to its Board of Directors.

        Martin joined General Binding Corporation as its chief executive officer and a member of its board of directors in 2001. The Northbrook, Ill. based company manufactures binding equipment, commercial and large-format laminators, and other office equipment.

        Prior to joining General Binding, Martin worked from 1991 until 2001 at Illinois Tool Works. He held a wide range of executive and senior management positions including executive vice president of the Welding Product Group, president of the Oxo Division, president of The Miller Group, vice president and general manager of ITW Buildex, and vice president-sales of ITW Ramset-Redhead.

        From 1976 until 1991, he worked for Ingersoll-Rand Company, serving as national sales manager of the Power Tool Material Handling Group, regional manager of the Air Compressor Group, and as a sales engineer for the Air Power Division.

        In addition to the A. O. Smith and General Binding Corporation boards, Martin is a director of HON Industries Inc., serving on its audit committee.

        Martin earned a bachelor of science degree in industrial engineering from the University of New Haven (Conn.) in 1980.

        A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a leading marketer and manufacturer of electric motors and water heaters, serving customers worldwide. The company has manufacturing operations in the United States, Mexico, Canada, England, Ireland, Hungary, the Netherlands and China and employs approximately 17,000 people.

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